Exhibit 99.5
                                  NEWS RELEASE
Paramark Enterprises, Inc.
One Harmon Plaza
Secaucus, NJ  07094
Media Contact:    Alan Gottlich             (201) 422-0910  Ext. 18

          PARAMARK ENTERPRISES, INC. ANNOUNCES EXECUTION OF AGREEMENTS

         Secaucus, N.J. - October 18, 2000 - Paramark Enterprises, Inc. ("Paramark") announced today that it has entered into an asset purchase agreement (the "Rich Products Agreement") with Rich Products Manufacturing
Corporation ("Rich Products"), pursuant to which the Paramark will sell its bakery operations located in El Cajon, California which represents a majority of the Paramark's operating assets. Paramark also announced that it has entered into a license agreement with Rich Products through which the Company granted Rich Products a license to assume full operational control of the El Cajon bakery facility as of October 9, 2000.

         The Rich Products Agreement provides for a purchase price aggregating $2,182,750 inclusive of payment for inventory. The aggregate purchase price will be paid as follows: $182,750 by October 20, 2000, $1,000,000 upon the closing of the Rich Products Agreement, $1,000,000 payable in semiannual installments over a period of four (4) years. Rich Products is also assuming approximately
$285,000  in  equipment  lease  related  debt  pursuant  to  the  Rich  Products
Agreement.

         Paramark also announced that it has entered into an assets purchase and sale agreement (the "Brooks Street Agreement") with Brooks Street Companies, Inc. ("Brooks Street"), pursuant to which the Company sold the remainder of its bakery operations to Brooks Street.

         The Brooks Street Agreement provided for a purchase price in the form of the assumption by Brooks Street of approximately $75,000 in equipment lease related debt, the purchase of inventory by Brooks Street in the amount of $12,500 and the agreement by Brooks Street to make royalty payments to Paramark, over a period of four (4) years equal, to 5% of net sales of pull-apart cakes to existing customers of Paramark plus 1 1/2% of net sales of pull-apart cakes to new customers of Brooks Street. The closings of both transactions are subject to certain conditions precedent including the approval of Paramark's shareholders, although both Rich Products and Brooks Street have been given immediate conditional control over the assets they are respectively acquiring from Paramark.


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         Following the closings of these transactions  outlined above,  Paramark currently intends to liquidate pursuant to a plan of liquidation. Paramark intends to use the net proceeds received from the Rich Products and the Brooks Street transactions as follows: $1,332,750 towards the reduction of outstanding indebtedness, $125,000 towards the expenses of the transactions, $225,000 towards working capital. Paramark currently intends to distribute the remaining net proceeds to it's shareholders over a period of four (4) years pursuant to the plan of liquidation. Following completion of the Rich Products and Brooks Street transactions and prior to implementing the plan of liquidation, Paramark intends to explore various options available. Paramark's Board of Directors reserves the right to terminate the plan of liquidation following shareholder approval to the extent any of the options explored by Paramark are financially beneficial to Paramark's shareholders.

         Paramark is a publicly held company head quartered in Secaucus, New Jersey, whose common stock and Class B Warrants trade on the OTC Bulletin Board under the symbols TJCI and TJCIZ respectively.

         Certain statements contained in this news release regarding matters that are not historical facts are forward-looking statements. These statements relate to future events or Paramark's future performance. These statements are only predictions. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the risk factors listed in the Paramark's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999. Any of these risks and uncertainties could cause Paramark's actual results to differ materially from historical earnings and those presently anticipated or projected. As a result, potential investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made.

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